UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2022

DIAMOND WELLNESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-55969	46-5470832
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

3531 Griffin Road Ft.

Lauderdale, Florida 33312

(Address of Principal Executive Offices)

(800) 433-0127

(Registrant's Telephone Number including Area Code)

POTNETWORK HOLDINGS, INC.

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2022, the following actions were approved pursuant to the written consent of the holders of a majority of the voting power of the outstanding shares of the preferred and common stock of Diamond Wellness Holdings, Inc., (formerly named PotNetwork Holdings, Inc.), a Colorado corporation (the “Company”) in lieu of a special meeting of the stockholders and in accordance with Colorado law:

(a)	The dismissal of the following Directors of the Company: Prashant Shah, Ray Smith, and Yury Shmerlis.
(b)	The reaffirmation of Gary Blum, Esq., as Chairman of the Board of Directors of the Company and a Director. As a consequence, Gary Blum became, on an interim basis, the sole Director of the Company.

Following the restructuring of the Board of Directors of the Company, the sole Director issued a letter dated July 13, 2022 to Sohail Quraeshi stating that his rolling 3-month Executive Employment Agreement, originally dated December 27, 2021, issued to SAS Management, LLC, a Florida limited liability company, which agreement had expired on June 30, 2022 following one 3-month extension, would not be renewed, and that Mr. Quraeshi was therefore released from all duties specific to his role as President and Chief Executive Officer (“CEO”), and acting Chief Financial Officer (“CFO”) of the Company. As a result, as of July 13, 2022, Sohail Quraeshi is no longer President and CEO and acting CFO of the Company.

On July 18, 2022, the Board of Directors of the Company appointed Neal Shapiro, age 53, as President and Chief Executive Officer (“CEO”) of the Company, filling the vacancy generated by the June 30, 2022 expiration of the executive consulting agreement with the prior CEO, Sohail Quraeshi.

The Company has entered into an executive consulting agreement (“Agreement”) with Mr. Shapiro whereby he will be employed for an initial term commencing on July 18, 2022 and ending on September 30, 2022, subject to certain termination provisions. The Agreement shall renew for continuous, rolling three (3) month periods upon conclusion of the initial term (unless previously terminated), and Mr. Shapiro shall receive compensation of $7,000 per month.

Additionally, Mr. Shapiro has been appointed a member of the Board of Directors of the Company, effective July 18, 2022. There are no family relationships nor related party transactions between Mr. Shapiro and any other executives or directors of the Company.

Mr. Shapiro has been active in the CBD industry since 2017, most recently as the President/CEO of Top Private Label, a manufacturer, distributor, and fulfillment center provider of CBD and related products. His initial involvement in the industry was through his recruitment company, Teamwork Specialties, which he expanded to provide recruitment and sale management services to CBD companies including Green Roads, to develop field and call center sales teams through the US.

Originally, Mr. Shapiro founded Teamwork Specialties to focus on the recruitment needs of clinical professionals for Autism Service Providers, becoming one of leading recruitment agencies in the US. He also provided consulting services to leading investment bank and private equity firms with active investments in the autism services industry.

His prior experience includes serving as the CFO in establishing the financial and business of a leading nationally/internationally recognized Cosmetic Dermatology and Clinical Research practice in Miami Beach, Florida. Mr. Shapiro was a Senior Administrator with the University of Miami Health System, providing financial leadership in the creation of the University of Cosmetic Medicine Institute. As a strategy and financial consultant, he assisted several large physician groups analyze their options regarding strategic and capital partners, resulting in over $100 million in successful funding transactions, as well as providing financial management and contracting expertise for over 200 physician practice based clinical research trials with pharmaceutical companies globally.

Mr. Shapiro also has a broad spectrum of knowledge in dealing with the various Federal agencies involved in healthcare including the FDA, DHHS as well as Congressional authorization and oversight committees.

As an active participant in his community, Mr. Shapiro had served on the Board of Directors for Autism Speaks South Florida Chapter, chaired the Autism Speaks Broward Walk in 2007, 2014, and 2015, and currently serves on the Autism Advisory Board with Royal Caribbean Cruise Lines. He is also active in the Broward County (Florida) School District, serving on multiple committees with a dedicated focus to advocate for special needs students, in addition to serving as a School Board appointed member of the Audit Committee.

Mr. Shapiro holds a Bachelor of Arts in Economics from the University of Maryland and Master of Health Services Administration from The George Washington University.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

9.1	Executive Employment Agreement with Neil Shapiro.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Wellness Holdings, Inc. (the “Registrant”)
a Colorado corporation

Date: July 22, 2022	By:	/s/ Gary Blum
Name: Gary Blum
Title: Acting Chief Executive Officer, Sole Director

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